UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 19, 2012

Commission File Number:   000-03718

Park City Group, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
371454128
(IRS Employer Identification No.)

3160 Pinebrook Road, Park City, Utah 84098
(Address of principal executive offices)

435-645-2100
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Park City Group, Inc. (the "Company") today announced the resignation of Peter Brennan from its Board of Directors, effective immediately. Mr. Brennan, who has served on the Board since 2009, resigned for personal reasons.

The Company today also announced the election of Richard Juliano and Austin F. Noll, Jr. to its Board of Directors, effective immediately. Neither Messrs Juliano or Noll were appointed to any Board committees. A copy of the press release announcing Mr. Brennan's resignation and Messrs Juliano and Noll's election is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Mr. Juliano is the founder and President of Cypress Cove Consulting, a private consulting firm. Prior to establishing Cypress Cove Consulting, Mr. Juliano enjoyed a long-standing career in the retail and grocery industry, serving as Executive Vice President of Thrifty Payless Drug, Vice President of Marketing and Merchandising for Genuardis Family Markets in Philadelphia and holding several senior management positions with SUPERVALU, Inc.

Mr. Noll is the President of Austin Noll & Associates, LLC, a consumer packaged goods consulting firm founded in 2000. Before forming Austin Noll & Associates, Mr. Noll spent 22 years in multiple sales positions for General Foods, where he earned recognition as an outstanding Sales Manager and was inducted into the Grocery Sales Division's "Ring of Honor". After leaving General Foods, Mr. Noll served as Vice-President of Industry and Trade-Relations for Borden, Inc. and, later, for Nabisco, Inc.

There are no arrangements or understanding pursuant to which Messrs Juliano or Noll were appointed as directors, and there are no related party transactions between the Company and Messrs Juliano or Noll that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Park City Group, Inc.

Date:   October 19, 2012
By:	/s/ Randy Fields

Name: Randy Fields
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated October 19, 2012